Execution Version

Published CUSIP Number:
364-DAY CREDIT AGREEMENT
Dated as of October 1, 2008
among
WILLIS NORTH AMERICA INC.,
as Borrower,
WILLIS GROUP HOLDINGS LIMITED,
as Parent,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
The Other Term Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
SUNTRUST ROBINSON HUMPHREY, INC.,
and
THE ROYAL BANK OF SCOTLAND PLC,
as
Book Managers
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger

i

SCHEDULES

1.01(a)	Mandatory Cost Formulae
1.01(b)	Guarantors
1.01(c)	Consolidated EBITDA
2.01	Applicable Percentages and Term Loan Commitments
5.06	Disclosed Matters
5.12	Subsidiaries
7.02	Existing Liens
7.03	Existing Investments
7.06	Specified Properties
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of

A	Term Loan Notice
B	Term Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty Agreement
F-1	Opinion of Adam G. Ciongoli
F-2	Opinion of Appleby
F-3	Opinion of Oliver Goodinge

364-DAY CREDIT AGREEMENT
     This 364-DAY CREDIT AGREEMENT (“Agreement”) is entered into as of October 1, 2008, among WILLIS NORTH AMERICA INC., a Delaware corporation (the “Borrower”), WILLIS GROUP HOLDINGS LIMITED, an exempted company under the Companies Act 1981 of Bermuda (the “Parent”), each lender from time to time party hereto (collectively, the “Term Lenders” and individually, a “Term Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
PRELIMINARY STATEMENTS:
     Pursuant to the Merger Agreement dated as of June 7, 2008 (the “Merger Agreement”) among the Parent, Hermes Acquisition Corp., a Virginia corporation (the “Acquisition Subsidiary”), and Hilb Rogal & Hobbs Company, a Virginia corporation (the “Acquired Company”), the Parent, the Acquired Company, and the Acquisition Subsidiary have agreed to consummate a merger (the “Merger”) in which the Acquired Company will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving corporation.
     The Parent and the Borrower have requested that the Term Lenders provide to the Borrower a term loan facility to be made available, among other things and in addition to other sources, (i) to pay the holders of the Equity Interests (defined below) of the Acquired Company a portion of the cash consideration for their shares in the Acquired Company, (ii) to pay transaction fees and expenses related to the Merger and (iii) to refinance the Existing Material Indebtedness (defined below).
     In furtherance of the foregoing, the Term Lenders are willing to make available the term loan facility on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Company” has the meaning specified in the Preliminary Statements.
     “Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the portion of Consolidated Net Income for such period attributable to such Pro Forma Entity plus (a) without duplication and to the extent deducted in determining such portion of Consolidated Net Income for such Pro Forma Entity, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and non-recurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (ix) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided, that (A) the amount added to Consolidated Net Income pursuant to this subclause (ix) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period, and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Interest Charges to the same extent as would be required if such Subsidiary were wholly owned by the Parent), and minus (b) without duplication and to the extent included in determining such portion of Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
     “Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
     “Acquisition Subsidiary” has the meaning specified in the Preliminary Statements.
     “Administrative Agency Fee Letter” means the administrative agency fee letter agreement, dated as of July 4, 2008, among the Parent, the Borrower, the Administrative Agent and BAS.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor thereof in such capacity.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Term Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by such Term Lender’s Term Loan Commitment at such time or, after the termination of the Term Loan Commitments (whether as a result of the funding of the Term Loans on the Closing Date or otherwise), the principal amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Term Lender in respect of the Term Loan Facility is set forth opposite the name of such Term Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable.

     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing	Debt Ratings	Eurocurrency	Base
Level	S&P/Moody’s	Rate+	Rate+
1	BBB-/Baa3 or better	225.0	125.0
2	BBB-/Ba1	275.0	175.0
	or BB+/Baa3
3	BB+/Ba1 or worse	350.0	250.0
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”), as applicable, of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, other than as expressly provided in Pricing Level 2 above, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 3 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; (d) if the Borrower does not have any Debt Rating (other than as a result of both S&P and Moody’s ceasing to be engaged in the business of rating debt, in which case the provisions of the next sentence shall apply), then Pricing Level 3 will apply. If either the rating system of S&P or Moody’s shall change in a manner that directly and materially impacts the pricing grid set forth above, or if both S&P and Moody’s shall cease to be engaged in the business of rating debt, then in either such case the Parent, the Borrower and the Term Lenders shall negotiate in good faith to amend the references to Debt Ratings in the table above to reflect such changed rating system or to replace such rating system with an alternative measurement scheme, as applicable, and pending the effectiveness of any such amendment, the ratings of such rating agency (or both rating agencies, if applicable) most recently in effect prior to such change or cessation shall be employed in determining the Applicable Rate.
     Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(ix)(A). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating (other than as a result of a change in the rating system of S&P or Moody’s) shall be effective during the period commencing on the date of the public announcement thereof, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Term Lenders pursuant to Section 6.01(f) or otherwise, and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Term Lender, (b) an Affiliate of a Term Lender or (c) an entity or an Affiliate of an entity that administers or manages a Term Lender.

     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Term Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the implicit interest rate for such sale and leaseback transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).
     “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.
     “Bank of America” means Bank of America, N.A. and its successors.
     “BAS” means Banc of America Securities LLC and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
     “Book Managers” means, individually or collectively, each of BAS, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc., and The Royal Bank of Scotland plc, each in its capacity as a joint book manager for the Term Loan Facility.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Borrower or the Parent nor (ii) appointed by directors so nominated; or (c) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of the Borrower.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Adjusted EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the difference of (a) Consolidated EBITDA for such period, minus (b) taxes paid in cash during such period, minus (c) ordinary (as opposed to special) dividends paid in cash during such period.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and nonrecurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any costs incurred in connection with (1) acquisitions other than the Merger (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition and (2) the Merger in an aggregate amount (including amounts added in arriving at the Consolidated EBITDA amounts set forth on Schedule 1.01(c), if any) not to exceed $50,000,000, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (x) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided, that (A) the amount added to Consolidated Net Income pursuant to this subclause (x) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period, and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Interest Charges to the same extent as would be required if such Subsidiary were wholly owned by the Parent) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Consolidated Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or a Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by the Parent or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition). For purposes of this Agreement, Consolidated EBITDA for the Parent and its Subsidiaries for each fiscal quarter during the twelve (12) months preceding the Closing Date shall be deemed to be the amounts set forth on the “Consolidated EBITDA Schedule,” attached hereto as Schedule 1.01(c) for each such fiscal quarter.
     “Consolidated Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date to (b) Consolidated Fixed Charges for such period; provided that for the measurement of such ratio at any applicable time from the Closing Date through and including the last day of the fiscal quarter of the Parent ending closest to June 30, 2009, Consolidated Fixed Charges shall be measured in accordance with Section 1.09.
     “Consolidated Fixed Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Interest Charges for such period, plus (b) all payments of principal on Indebtedness of the Parent and its Subsidiaries scheduled to be made in cash during such period (whether or not so made, and expressly excluding any voluntary, unscheduled prepayments or repayments thereof).
     “Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date, in the amount that would be reflected on the balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of obligations for borrowed money that are outstanding as of such date of Persons other than the Parent and its Subsidiaries, to the extent Guaranteed by the Parent or any of its Subsidiaries.
     “Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income or loss the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt Issuance” means, with respect to any Person, any incurrence or issuance by such Person of any credit facility, debt facility or debt securities (including bonds, debentures, notes or similar instruments, and including any increase in the maximum aggregate principal amount of the Five-Year Credit Facilities after the Closing Date (whether as a result of an amendment, a refinancing, or otherwise)) in a capital markets transaction.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate

(including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Term Loan plus 2% per annum.
     “Defaulting Lender” means any Term Lender that has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Term Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disclosed Matters ” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Issuance” means the sale or issuance of (i) any Equity Interests or (ii) any hybrid securities that may be characterized as Equity Interests, Indebtedness or both, by the Parent or any of its Subsidiaries to any Person other than in each of (i) and (ii) above (x) the Parent or any of its Subsidiaries or (y) any such issuance of common stock of the Parent or any of its Subsidiaries occurring in the ordinary course of business as compensation, or in connection with any compensation plan, to any director, member of the management or employee of the Parent or its Subsidiaries.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.
     “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason (as provided in Section 2.11), then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined as the average of the Quoted Rates supplied to the Administrative Agent by the Reference Banks in accordance with Section 2.11.

     “Eurocurrency Rate Loan” means a Term Loan denominated in Dollars that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Term Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Term Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or the recipient is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Term Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Term Lender hereunder or under any other Loan Document; provided that such Term Lender shall have complied with Section 3.01(e)(i).
     “Existing Material Indebtedness” means the Indebtedness under (a) that certain Credit Agreement dated as of October 17, 2005 among the Parent, the Borrower, Bank of America, as administrative agent, and a syndicate of lenders, (b) that certain Credit Agreement dated as of April 26, 2006 among the Acquired Company, as borrower, Bank of America, as administrative agent, and a syndicate of lenders, and (c) those certain 6.44% Senior Secured Series A Notes of the Acquired Company due 2017.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means, individually or collectively, each of (a) the Joint Fee Letter and (b) the Administrative Agency Fee Letter.
     “Financial Officer” means, with respect to the Parent or the Borrower, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller thereof, as applicable.
     “Five-Year Credit Facilities” means those certain senior unsecured credit facilities provided to the Borrower pursuant to a Credit Agreement dated as of the date hereof by and among the Borrower, as the borrower, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto.
     “Foreign Lender” means any Term Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
     “Foreign Subsidiary” means any Subsidiary of the Parent that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be in general use by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranty Agreement” means the Guaranty Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Administrative Agent.
     “Guarantors” means (a) the Parent and each of its Subsidiaries identified on Schedule 1.01(b) and (b) each other Subsidiary that, at the option of the Parent, becomes a party to the Guaranty Agreement as a Guarantor thereunder.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Lien is granted or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person who granted such Lien in good faith), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract, to the extent otherwise constituting Indebtedness, on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or such shorter period requested by the Borrower and consented to by all of the Term Lenders) thereafter, as selected by the Borrower in its Term Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Joint Fee Letter” means the joint fee letter agreement, dated as of July 4, 2008, among the Parent, the Borrower, the Administrative Agent, JPMorgan Chase Bank, N.A., SunTrust Bank, The Royal Bank of Scotland plc and the Book Managers.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” means a Term Lender.
     “Lending Office” means, as to any Term Lender, the office or offices of such Term Lender described as such in such Term Lender’s Administrative Questionnaire, or such other office or offices as a Term Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means a Term Loan.
     “Loan Documents” means this Agreement, each Term Loan Note, the Fee Letters and the Guaranty Agreement.
     “Loan Parties” means, collectively, the Borrower and the Guarantors.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).
     “Marketing Information” means (a) the form 10-K of the Parent filed with the SEC for the fiscal year ended December 31, 2007, (b) the form 10-Q of the Parent filed with the SEC for the period ended March 31, 2008, (c) rating agency reports and presentations provided or made prior to the Closing Date, and (d) the Confidential Information Memorandum of the Borrower and the Parent dated “July 2008” and provided to the Term Lenders in connection with the syndication of the Five-Year Credit Facilities.

     “Material Acquisition” means an acquisition by the Parent or any of its Subsidiaries of any Person, property, business or asset outside the ordinary course of business for total consideration in excess of $25,000,000.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Indebtedness” means (a) Indebtedness (other than the Term Loans) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $30,000,000 and (b) the Five-Year Credit Facilities.
     “Material Swap Obligations” means obligations in respect of one or more Swap Contracts with an aggregate Swap Termination Value exceeding $30,000,000.
     “Maturity Date” means September 30, 2009; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Merger” has the meaning specified in the Preliminary Statements.
     “Merger Agreement” has the meaning specified in the Preliminary Statements.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions (excluding any foreign plans of Parent or any of its ERISA Affiliates).
     “Net Cash Proceeds” means, with respect to any Equity Issuance or Debt Issuance, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary fees, commissions, out-of-pocket expenses and other costs paid or incurred by the Parent or any Subsidiary in connection with such transaction.
     “Net Worth” means, as of any date, (a) the amount of total assets of the Parent and its Subsidiaries minus (b) the amount of total liabilities of the Parent and its Subsidiaries, in each case, that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.
     “Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     “Parent” has the meaning specified in the introductory paragraph hereto.
     “Parent and Borrower Materials” has the meaning specified in Section 6.01.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years (excluding any foreign pension plans of Parent or any of its ERISA Affiliates).

     “Permitted Acquisitions” means the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or a business unit of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Parent or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), in each case so long as:
     (a) (i) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall not object to such acquisition and (ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same as, reasonably related or complementary to, or a reasonable extension of, the lines of business of one or more of the principal businesses of the Parent and its Subsidiaries;
     (b) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Parent and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Parent or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);
     (c) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with all other Investments made pursuant to Section 7.03(g), shall not exceed the limits set forth in Section 7.03(g);
     (d) (i) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (ii) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.08, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Term Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and
     (e) if the total consideration for such purchase or other acquisition shall be greater than (i) with respect to Investments permitted under the proviso of Section 7.03(g), $100,000,000 and (ii) with respect to all other purchases or acquisitions, $25,000,000, then the Borrower shall have delivered to the Administrative Agent and each Term Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this definition, as well as the total Investment limitation set forth in Section 7.03(g), have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits and other Liens (limited solely to Liens on consideration owing under the contracts and other like obligations the performance of which is secured thereby) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i); and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;
     provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Parent Equity Repurchases” has the meaning specified in Section 7.07(e).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” has the meaning specified in Section 6.01.
     “Public Lender” has the meaning specified in Section 6.01.
     “Quotation Day” in respect of the determination of the Eurocurrency Rate for any Interest Period for any Term Loan Borrowing, conversion or continuation means the day on which quotations would normally be given by prime banks in the London interbank market for deposits in Dollars for delivery on the first day of such Interest Period; provided that if quotations would normally be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates.

     “Quoted Rate” means, with respect to any Term Loan Borrowing, conversion or continuation, the rate at which deposits in Dollars for delivery on the first day of the relevant Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, converted or continued are offered by the applicable Reference Bank in the London interbank market for Dollars at 11:00 a.m., London time on the Quotation Day prior to the commencement of such Interest Period.
     “Reference Banks” means Bank of America, JPMorgan Chase Bank, N.A., SunTrust Bank and The Royal Bank of Scotland plc.
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice requirement has been waived under the applicable regulations.
     “Required Lenders” means, as of any date of determination, Term Lenders holding, as of such date, more than 50% of the aggregate amount of the Term Loan Commitments or, after the termination of the Term Loan Commitments (whether as a result of the funding of the Term Loans on the Closing Date or otherwise), of the Total Outstandings; provided that the portion of the Term Loan Commitments or the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or (to the extent such Person is permitted to take any applicable action pursuant to the Organization Documents of such Loan Party) director of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s or the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent of the Subsidiaries shall be a Swap Contract.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the termination value(s) for such Swap Contract, as determined in accordance therewith as if such Swap Contract had been closed out on such date and each counterparty thereto were an “Affected Party” (or similar term) thereunder.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Lender” has the meaning specified in the introductory paragraph hereto.

     “Term Loan” means an advance made by any Term Lender under the Term Loan Facility.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
     “Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans on the Closing Date to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01. The initial aggregate principal amount of the Term Loan Facility, all of which is to be drawn on the Closing Date, is $1,000,000,000.
     “Term Loan Facility” means (a) at any time prior to the funding of the Term Loans on the Closing Date, the aggregate amount of the Term Loan Commitments at such time, (b) at any time thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time and (c) the provisions herein related to the Term Loans.
     “Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.
     “Term Loan Notice” means a notice of (a) the Term Loan Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.
     “Transactions” means, collectively, (a) the consummation of the Merger, (b) the entering by the Loan Parties into the Loan Documents to which they are or are intended to be a party, (c) the refinancing of the Existing Material Indebtedness, and the termination of all commitments and release of all Liens with respect thereto, (d) the making of that portion of the Permitted Parent Equity Repurchases to be made on the Closing Date and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Term Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Term Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003) — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Annualization. For purposes of measuring the Consolidated Fixed Charge Coverage Ratio on any date on or prior to the last day of the fiscal quarter of the Parent ending closest to June 30, 2009, the term Consolidated Fixed Charges (including the embedded term Consolidated Interest Charges) shall be measured as follows:
     (a) for any measurement date prior to the last day of the fiscal quarter of the Parent ending closest to December 31, 2008, such terms shall be measured by multiplying the amount of such term for the one fiscal quarter of the Parent and its Subsidiaries ended closest to September 30, 2008 times four;
     (b) for any measurement date from and including the last day of the fiscal quarter of the Parent ending closest to December 31, 2008 through the day prior to the last day of the fiscal quarter of the Parent ending closest to March 31, 2009, such terms shall be measured by multiplying the amount of such term for the two fiscal quarters of the Parent and its Subsidiaries ended closest to December 31, 2008 times two; and
     (c) for any measurement date from and including the last day of the fiscal quarter of the Parent ending closest to March 31, 2009 through the day prior to the last day of the fiscal quarter of the Parent ending closest to June 30, 2009, such terms shall be measured by multiplying the amount of such term for the three fiscal quarters of the Parent and its Subsidiaries ended closest to March 31, 2009 times four-thirds.
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
     2.01 The Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. After the funding of the Term Loans on the Closing Date, the Term Loan Commitments shall terminate, and amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Term Loan Borrowing, Conversions and Continuations of Term Loans.
     (a) The Term Loan Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of the Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of the Term Loan Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Term Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each of the Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
     (b) Each Term Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Term Loan Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Term Loan Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Term Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests the Term Loan Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Term Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (c) Following receipt of a Term Loan Notice, the Administrative Agent shall promptly notify each Term Lender of the amount of its Applicable Percentage of the Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Term Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of the Term Loan Borrowing, each Term Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the Term Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (d) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Term Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.
     (e) The Administrative Agent shall promptly notify the Borrower and the Term Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Term Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (f) After giving effect to the Term Loan Borrowing and all continuations of Term Loans, there shall not be more than four Interest Periods in effect in respect of the Term Loan Facility.
     (g) Notwithstanding anything in this Section 2.02 to the contrary, if the Borrower desires to borrow any or all of the Term Loans pursuant to the Term Loan Borrowing as Eurocurrency Loans, the Borrower shall have delivered to the Administrative Agent for the benefit of the Term Lenders at least three Business Days prior to the Closing Date a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent addressing matters substantially the same as those set forth in Section 3.05.
     2.03 Prepayments.
     (a) Optional Prepayments. Subject to the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Base Rate Loans; and (ii) any prepayment of Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans. The Administrative Agent will promptly notify each applicable Term Lender of its receipt of each such notice, and of the amount of such Term Lender’s ratable portion of such prepayment (based on such Term Lender’s Applicable Percentage in respect of the Term Loan Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a)

shall be paid to the Term Lenders in accordance with their respective Applicable Percentages in respect of the Term Loan Facility.
     (b) Mandatory Prepayments. Within ten Business Days from the date of receipt by the Parent or any of its Subsidiaries of Net Cash Proceeds arising from any Debt Issuance or Equity Issuance, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of such Net Cash Proceeds.
     2.04 Repayment of Term Loans. The Borrower shall repay to the Term Lenders on the Maturity Date for the Term Loan Facility the aggregate principal amount of the Term Loans outstanding on such date.
     2.05 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Term Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.06 Fees.
     (a) The Borrower shall pay to each of the Term Lenders a duration fee on the dates and in the amounts as follows:
     (i) on the 90th day after the Closing Date (or, if such day is not a Business Day, the first Business Day preceding such date), the Borrower will pay to the

Administrative Agent, for the account of each Term Lender in accordance with such Term Lender’s Applicable Percentage of the Term Loan Facility, an amount equal to 0.25% times the Total Outstandings on such date;
     (ii) on the 180th day after the Closing Date (or, if such day is not a Business Day, the first Business Day preceding such date), the Borrower will pay to the Administrative Agent, for the account of each Term Lender in accordance with such Term Lender’s Applicable Percentage of the Term Loan Facility, an amount equal to 0.50% times the Total Outstandings on such date; and
     (iii) on the 270th day after the Closing Date (or, if such day is not a Business Day, the first Business Day preceding such date), the Borrower will pay to the Administrative Agent, for the account of each Term Lender in accordance with such Term Lender’s Applicable Percentage of the Term Loan Facility, an amount equal to 0.50% times the Total Outstandings on such date.
     (b) The Borrower shall pay to the Book Managers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Joint Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (c) The Borrower shall pay to the Administrative Agent, for its own account, in Dollars, fees in the amounts and at the times specified in the Administrative Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (d) The Borrower shall pay to the Term Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.08 Evidence of Debt. The Term Loans made by each Term Lender shall be evidenced by one or more accounts or records maintained by such Term Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Term Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Term Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Term Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Term Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Term Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Term Lender’s Term Loans in addition to such accounts or records. Each Term Lender may attach schedules to a Term Loan Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.
     2.09 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Term Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Term Lender its Applicable Percentage in respect of the Term Loan Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Term Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Term Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Term Lender prior to the proposed date of the Term Loan Borrowing of Eurocurrency Rate Loans (or, in the case of the Term Loan Borrowing of Base Rate Loans, prior to 12:00 noon on the date of the Term Loan Borrowing) that such Term Lender will not make available to the Administrative Agent such Term Lender’s share of such Term Loan Borrowing, the Administrative Agent may assume that such Term Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Term Loan Borrowing of Base Rate Loans, that such Term Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Term Lender has not in fact made its share of the Term Loan Borrowing available to the Administrative Agent, then the applicable Term Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Term Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Term Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by such Borrower for such period. If such Term Lender pays its share of the Term Loan Borrowing to the Administrative Agent, then the amount so paid shall constitute such Term Lender’s Term Loan included in such Term Loan Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Term Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Term Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Term Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Term Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Term Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Term Lender or to the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Term Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Term Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Term Loan Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Term Lender) to such Term Lender, without interest.
     (d) Obligations of Term Lenders Several. The obligations of the Term Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c), are several and not joint. The failure of any Term Lender to make any Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Term Lender of its corresponding obligation to do so on such date, and no Term Lender shall be responsible for the failure of any other Term Lender to so make its Term Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Term Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Term Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
     2.10 Sharing of Payments by Term Lenders. If any Term Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a)

Obligations in respect of the Term Loan Facility due and payable to such Term Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Term Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Loan Facility due and payable to all Term Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Loan Facility due and payable to all Term Lenders hereunder and under the other Loan Documents at such time obtained by all the Term Lenders at such time or (b) Obligations in respect of any of the Term Loan Facility owing (but not due and payable) to such Term Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Term Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Term Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Term Lenders hereunder and under the other Loan Documents at such time obtained by all of the Term Lenders at such time then the Term Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Term Loans of the other Term Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Term Loan Facility then due and payable to the Term Lenders or owing (but not due and payable) to the Term Lenders, as the case may be; provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Term Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Term Lender were a direct creditor of the Borrower in the amount of such participation.
     2.11 Determination of Eurocurrency Rate. If with respect to any determination of the Eurocurrency Rate the Administrative Agent determines (which determination shall be conclusive absent manifest error) that BBA LIBOR will not be available on a Quotation Day using Reuters or another commercially available source providing quotations of BBA LIBOR, the Administrative Agent shall promptly request that each Reference Bank supply it with its Quoted Rate, and the Eurocurrency Rate to be used to determine the interest rate applicable to the relevant Term Loan Borrowing, conversion or continuation shall be the average of the Quoted Rates supplied to the Administrative Agent by the Reference Banks. If the Administrative Agent makes such request and one or more Reference Banks fails to supply its Quoted Rate to the Administrative Agent by 11:30 a.m., London time, on a Quotation Day, the applicable Eurocurrency Rate shall (subject to Section 3.03(b)) be determined on the basis of the Quoted Rates supplied by the remaining Reference Banks.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Term Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Term Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Term Lender, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Term Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Term Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Term Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Term Lender, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Term Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Term Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Term Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Term Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Term Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Term Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent

to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Term Lenders; Tax Documentation. (i) Each Term Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Term Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Term Lender by the Borrower pursuant to this Agreement or otherwise to establish such Term Lender’s status for withholding tax purposes in the applicable jurisdictions.
     (ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
     (A) any Term Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Term Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Term Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W- 8ECI,

     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Term Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Term Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Term Lender.
     (iv) The Borrower shall promptly deliver to the Administrative Agent or any Term Lender, as the Administrative Agent or such Term Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Term Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Term Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Term Lender, or have any obligation to pay to any Term Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Term Lender, as the case may be. If the Administrative Agent or any Term Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Term Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Term Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Term Lender in the event the Administrative Agent or such Term Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Term Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Term Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Term Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Term Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Term Lender to the Borrower through the Administrative Agent, any obligation of such Term Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Term Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Term Lender (with a copy to the Administrative Agent), either prepay or, if applicable, convert all Eurocurrency Rate Loans of such Term Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Term Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Term Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
     (a) If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Term Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Term Lender. Thereafter, the obligation of the Term Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for the Term Loan Borrowing of (or conversion to) Base Rate Loans in the amount specified therein.
     (b) Without limitation of the provisions of Section 3.03(a), if, with respect to any Term Loan Borrowing, conversion or continuation for which the Eurocurrency Rate is to be determined by reference to the Quoted Rates supplied to the Administrative Agent by the Reference Banks in accordance with Section 2.11, (i) fewer than two Reference Banks supply the Administrative Agent with a Quoted Rate or (ii) prior to the close of business on the Quotation Day, the Administrative Agent receives notification from Term Lenders whose participation in such Term Loan Borrowing, conversion or continuation exceeds 35% of the amount of such Term Loan Borrowing, conversion or continuation that the cost to such Term Lenders of obtaining matching deposits in the London interbank market would be in excess of the Eurocurrency Rate for the relevant Interest Period, then the Administrative Agent shall give notice thereof to the Parent, the Borrower and the Lenders in writing as promptly as practicable thereafter, and the interest rate applicable to such Term Loan Borrowing, conversion or continuation shall be the Base Rate plus the Applicable Rate.
     3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Term Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);
     (ii) subject any Term Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Term Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Term Lender);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Term Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
     (iv) impose on any Term Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Term Lender;
and the result of any of the foregoing shall be to increase the cost to such Term Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Term Lender hereunder (whether of principal, interest or any other amount) then, upon request of such

Term Lender, the Borrower will pay to such Term Lender such additional amount or amounts as will compensate such Term Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Term Lender determines that any Change in Law affecting such Term Lender or any Lending Office of such Term Lender or such Term Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Term Lender’s capital or on the capital of such Term Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Term Lender or the Term Loans made by such Term Lender to a level below that which such Term Lender or such Term Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Term Lender’s policies and the policies of such Term Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Term Lender such additional amount or amounts as will compensate such Term Lender or such Term Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Term Lender setting forth the amount or amounts necessary to compensate such Term Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Term Lender the amount shown as due on any such certificate within ten days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Term Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Term Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Term Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Term Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Term Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. The Borrower shall pay to each Term Lender, (i) as long as such Term Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Term Lender (as determined by such Term Lender in good faith, which determination shall be conclusive), and (ii) as long as such Term Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan Commitment or Term Loan by such Term Lender (as determined by such Term Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Term Lender. If a Term Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Term Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Term Lender for and hold such Term Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Term Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
     (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Term Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Term Lenders under this Section 3.05, each Term Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Term Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Term Lenders.
     (a) Designation of a Different Lending Office. If any Term Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Term Lender or any Governmental Authority for the account of any Term Lender pursuant to Section 3.01, or if any Term Lender gives a notice pursuant to Section 3.02, then such Term Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Term Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Term Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Term Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Term Lender in connection with any such designation or assignment.

     (b) Replacement of Term Lenders. If any Term Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Term Lender or any Governmental Authority for the account of any Term Lender pursuant to Section 3.01, the Borrower may replace such Term Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Term Loan Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS
     4.01 Conditions of the Term Loan Borrowing. The obligation of each Term Lender to make its Applicable Percentage of the Term Loans available to the Borrower hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Term Lenders:
     (i) executed counterparts of this Agreement and the Guaranty Agreement, sufficient in number for distribution to the Administrative Agent, each Term Lender and the Borrower;
     (ii) Term Loan Notes executed by the Borrower in favor of each Term Lender that requested Term Loan Notes at least two Business Days prior to the Closing Date;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iv) such documents and certifications as the Administrative Agent or its counsel may reasonably request to evidence that each Loan Party is duly organized or formed, validly existing and in good standing in its jurisdiction of organization;
     (v) a favorable written opinion (addressed to the Administrative Agent and the Term Lenders and dated the Closing Date) of (i) Adam G. Ciongoli, in-house counsel to the Borrower and the other Loan Parties organized or existing under the laws of the United States or any state thereof, substantially in the form of Exhibit F-1, (ii) Appleby, local counsel to the Parent, substantially in the form of Exhibit F-2 and (iii) Oliver Goodinge, in-house counsel to the Loan Parties organized or existing under the laws of the United Kingdom, substantially in the form of Exhibit F-3, and, in the case of each such opinion required by this clause (v), covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request, and the Parent and the Borrower hereby request such counsel to deliver such opinions;
     (vi) a pro forma consolidated balance sheet of the Parent and its Subsidiaries after giving effect to the Merger as of June 30, 2008, and the statements of income of the Parent and its Subsidiaries after giving effect to the Merger for the fiscal year ended December 31, 2007 and the six-month period ended June 30, 2008, all as filed in the statement S-4/A of the Parent filed August 21, 2008;
     (vii) forecasts prepared by the Parent or the Borrower of balance sheets, income statements and cash flow statements of the Parent and its Subsidiaries, after giving effect to the Transactions, on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Five-Year Credit Facilities;
     (viii) [reserved];
     (ix) a certificate signed by a Responsible Officer of the Parent and the Borrower (A) certifying the current Debt Ratings, which shall be not less than BBB- from S&P and not less than Baa3 from Moody’s, and neither of such Debt Ratings shall be on “negative watch,” and (B) demonstrating that, pro forma for all elements of the Transactions to be effected on or before the Closing Date, the Consolidated Leverage Ratio is not greater than 3.75 to 1.00;
     (x) evidence that all Existing Material Indebtedness has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under any Existing Material Indebtedness have been or concurrently with the Closing Date are being released; and
     (xi) the funding indemnity letter referenced in Section 2.02(g), which shall have been received within the time prior to the Closing Date as required in such section.
     (b) The Merger shall be consummated prior to or concurrently with the Term Loan Borrowing substantially in accordance with the Merger Agreement and the other material agreements, instruments and documents relating thereto (without any alteration, amendment, change, supplement or waiver of any such document or any condition therein, in each case in a manner materially adverse to the interests of the Administrative Agent and the Term Lenders either individually or in the aggregate, without the prior written consent of the Book Managers; provided that the aggregate purchase price may be reduced without any such consent).
     (c) The substantially simultaneous closing of the Five-Year Credit Facilities in an aggregate principal amount of not more than $1,000,000,000, and with undrawn availability under the revolving credit facility of the Five-Year Credit Facilities (after giving effect to the Transactions, the Term Loan Borrowing and the entering into and funding of the Five-Year Credit Facilities) of not less than $100,000,000.

     (d) Since June 7, 2008 there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Acquired Company.
     (e) Other than shareholders’ or noteholders’ litigation relating to the Merger, there shall not be any litigation in any court or before any arbitrator or Governmental Authority, that could reasonably be expected, individually or in the aggregate, to impose materially adverse conditions, or which could reasonably be expected, individually or in the aggregate, to have a material adverse effect, upon the consummation of the Merger or any of the other Transactions.
     (f) The representations and warranties made by or on behalf of the Acquired Company and its subsidiaries in the Merger Agreement as are material, individually or in the aggregate, to the interests of the Term Lenders shall be true and correct (pursuant to the standard contained in the Merger Agreement, including being true and correct in all material respects if provided therein), but only to the extent that the Parent or the Acquisition Subsidiary has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement.
     (g) The representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04(a), 5.08, 5.11 (with respect to the Parent and its Subsidiaries without giving effect to the Merger) and 5.13 shall be true and correct on and as of the date of the Term Loan Borrowing.
     (h) The Administrative Agent shall have received a Term Loan Notice in accordance with the requirements hereof. The Term Loan Notice submitted by the Borrower in connection with the Term Loan Borrowing hereunder shall be deemed to be a representation and warranty that each of the conditions specified in Sections 4.01(b) through (g) have been satisfied on and as of the Closing Date.
     (i) (i) All fees required to be paid to the Administrative Agent and/or any of the Book Managers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Term Lenders on or before the Closing Date shall have been paid.
     (j) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel, if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Term Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Term Lender, unless the Administrative Agent shall have received notice from such Term Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Term Lenders (each such representation and warranty expressly being made on the date of this Agreement whether or not the accuracy thereof is a condition to the making of the Term Loan Borrowing pursuant to Section 4.01) that:
     5.01 Organization; Powers. Each of the Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     5.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     5.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable Law or the charter, by-laws or other Organization Documents of the Parent or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon the Parent or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Subsidiary pursuant to the terms of such material indenture, agreement or other material instrument.
     5.04 Financial Condition; No Material Adverse Change.
     (a) The Parent has heretofore furnished to the Term Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2008, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) Since December 31, 2007, there has not occurred any event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     5.05 Properties.
     (a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     5.06 Litigation and Environmental Matters.
     (a) There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Subsidiary, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.
     5.07 Compliance with Laws; Absence of Default. Each of the Parent and its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     5.08 Investment Company Status. Neither the Parent nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     5.09 Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all

Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     5.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.
     5.11 Disclosure. Neither the Marketing Information nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Term Lender in connection with the negotiation of this Agreement or delivered on or prior to the Closing Date hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.12 Subsidiaries. Schedule 5.12 sets forth the name and jurisdiction of organization of, and the direct or indirect ownership interest of the Parent in, each Subsidiary, and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.
     5.13 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; (e) no Loan Party, by reason of actual or anticipated financial difficulties, has commenced or intends to commence negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; and (f) no moratorium has been declared and, in the opinion of the Parent and the Borrower, no moratorium is reasonably likely to be declared in the foreseeable future, in each case, in respect of any Indebtedness of any Loan Party.

     5.14 Use of Proceeds. No Loan Party is engaged, and none of them will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     5.15 Pari Passu. The Obligations rank at least pari passu with all other unsecured Indebtedness of the Loan Parties.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Term Lender shall have any Term Loan Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid, the Parent and the Borrower covenant and agree with the Term Lenders that:
     6.01 Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent and each Term Lender:
     (a) as soon as available and in any event within 120 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) as soon as available and in any event within 60 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Parent (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred or exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the financial covenants set forth in, and demonstrating compliance with, Sections 7.08(a) and (b), (iii) stating whether any Material Acquisition has occurred during the period covered by such financial statements and, if so, setting forth the changes to the amounts referred to in Section 7.05(d) as a result of each such Material Acquisition, and a reasonably detailed explanation of the calculation of such changes and (iv) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the audited financial statements referred to in Section 5.04 that would be relevant in the calculation of any of the financial covenants set forth in Sections 7.08(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided that for the fiscal quarter of the Parent ended September 30, 2008, because such period ended prior to the Closing Date, the delivery under this Section 6.01(c) shall not require the certifications set forth in subparts (i) and (ii) above, but shall include a calculation of Consolidated EBITDA and of Consolidated Adjusted EBITDA for such fiscal quarter substantially in the form set forth as an attachment to the form of Compliance Certificate;
     (d) concurrently with any delivery of financial statements under clause (a) above, a report from the accounting firm that reported on such financial statements, stating that (i) the financial information in the certificate prepared by a Financial Officer of the Parent pursuant to clause (c) above has been accurately extracted from the sources identified therein and, where applicable, agrees with the underlying accounting records, (ii) the calculations of the financial covenants in Sections 7.08(a) and (b) set forth in such certificate are arithmetically correct and (iii) the financial information set forth in such certificate is, as to elements and composition, presented in accordance with the relevant accounting definitions set forth in Section 1.01;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;
     (f) promptly after S&P or Moody’s shall have announced a change in the Debt Rating, written notice of such change;
     (g) promptly following a request by any Term Lender, all documentation and other information that such Term Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Term Lender may reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Term Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent or the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Term Lender upon the written request of such Person and until a written request to cease delivering paper copies is given by such Person and (ii) the Parent or the Borrower, as applicable, shall notify the Administrative Agent and each Term Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery, and each Term Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Book Managers will make available to the Term Lenders materials and/or information provided by or on behalf of the Parent or the Borrower, as applicable, hereunder (collectively, “Parent and Borrower Materials”) by posting the Parent and Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Term Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Borrower hereby agrees that (w) all Parent and Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent and Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Book Managers and the Term Lenders to treat such Parent and Borrower Materials as not containing any material non-public information with respect to the Parent, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Parent and Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent and Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Book Managers shall be entitled to treat any Parent and Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

     6.02 Notices of Material Events. The Parent or the Borrower will furnish to the Administrative Agent and each Term Lender prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     6.03 Existence; Conduct of Business.
     (a) The Parent and the Borrower will, and will cause each of the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.
     (b) The Parent and the Borrower will, and will cause each of the other Subsidiaries to, continue to engage (including after giving effect to any acquisition) only in a business of the type that does not represent a fundamental change in the character of the business of the Parent and its Subsidiaries, taken as a whole, conducted by the Parent and its Subsidiaries on the date of execution of this Agreement, and businesses reasonably related thereto.
     6.04 Payment of Taxes. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.
     6.05 Maintenance of Properties; Insurance. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain in full force and effect, with insurance companies that the Parent and the Borrower believe (in the good faith judgment of the management of the Parent and the

Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     6.06 Books and Records; Inspection Rights. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Term Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     6.07 Compliance with Laws. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     6.08 Use of Proceeds. The proceeds of the Term Loans will be used, along with certain other funds of the Parent and its Subsidiaries, (a) to pay the holders of the Equity Interests of the Acquired Company a portion of the cash consideration for their shares of the Acquired Company in connection with the Merger, (b) to pay fees and expenses of the Transactions, (c) to refinance the Existing Material Indebtedness, and (d) to finance, in part, the Permitted Parent Equity Repurchases. Notwithstanding anything to the contrary in this Section or in any other Loan Document, the Parent and the Borrower agree that they will ensure, and will cause their Subsidiaries to ensure, that no part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Term Lender shall have any Term Loan Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid, the Parent and the Borrower covenant and agree with the Term Lenders that:
     7.01 Subsidiary Indebtedness. The Parent will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary), except:
     (a) Indebtedness owing to the Parent or another Subsidiary;
     (b) Guarantees of Indebtedness of another Subsidiary that is not a Loan Party, to the extent such Indebtedness is permitted by this Section 7.01;

     (c) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Indebtedness shall not be Guaranteed by the Parent or any other Subsidiary, except Indebtedness that, in the aggregate, but without duplication, does not exceed $25,000,000 may be Guaranteed;
     (d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;
     (e) Indebtedness incurred in relation to arrangements made in the ordinary course of business to facilitate the operation of bank accounts on a net balance basis;
     (f) short term Indebtedness from banks incurred in the ordinary course of business pursuant to a facility required in order to comply with rules and regulations issued from time to time by regulatory authorities; provided that such compliance is required for the applicable Subsidiary to remain licensed to conduct its business; and
     (g) other Indebtedness in an aggregate principal amount (for all such Subsidiaries combined, but without duplication) not exceeding $100,000,000 at any time outstanding.
     7.02 Liens. The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary after the date hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such

Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of such assets) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;
     (e) charges or Liens in favor of a regulatory authority or a third party, in each case, as contemplated by the rules or regulations issued by a regulatory authority and with which the applicable Subsidiary is required to comply in order to remain licensed to conduct its business;
     (f) Liens over credit balances created in favor of any bank in order to facilitate the operation of bank accounts on a net balance basis or in connection with any BACS facility used in the ordinary course of business;
     (g) Liens comprised by escrow arrangements entered into in connection with asset sales, transfers or other dispositions permitted by Section 7.04; and
     (h) other Liens; provided that the sum of the aggregate principal amount of obligations secured by such Liens plus the aggregate amount of Attributable Indebtedness in respect of sale and leaseback transactions permitted by Section 7.05(c) shall not, at any time, exceed 10% of Net Worth.
     7.03 Investments. The Parent and the Borrower will not, and will not permit any other Subsidiary to, make or hold any Investments, except:
     (a) Investments held by the Parent and its Subsidiaries in the form of cash equivalents;
     (b) advances to officers, directors and employees of the Parent and its Subsidiaries made in the ordinary course or business, consistent with past practice, and in compliance with Laws, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments by the Parent and its Subsidiaries in the Parent or other Subsidiaries (provided that if such Investments are in the form of Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party, then any such Indebtedness in excess of $100,000,000 in the aggregate at any time outstanding shall be expressly subordinated to the Obligations);
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.01; and
     (f) Investments (i) existing on the date hereof (other than those referred to in Section 7.03(c)) and set forth on Schedule 7.03, and (ii) in Gras Savoye & Cie, France, pursuant to “put” agreements and “call” agreements in place on the Closing Date (without any amendment or modification of any such agreement that would increase the required amount or price of such Investment or would otherwise be materially adverse to the interests of the Administrative Agent and the Term Lenders);
     (g) other Investments (including Permitted Acquisitions) not exceeding $50,000,000 in the aggregate in any fiscal year of the Parent; provided that Investments under this Section 7.03(g) shall be permitted in an unlimited amount so long as, both before and after giving effect to any such Investment (and any Indebtedness incurred or repaid in connection therewith), the pro forma Consolidated Leverage Ratio is no greater than 2.50 to 1.00.
     7.04 Fundamental Changes. The Parent and the Borrower will not, and will not permit any other Loan Party to, either (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (y) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and, in the event such merger or consolidation is in connection with an Investment (including a Permitted Acquisition), the Investment is permitted by Section 7.03:
     (a) any Subsidiary may merge with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is the surviving entity; provided that (i) the Parent and the Borrower will not merge with or into each other and (ii) if the Parent or the Borrower merges with any other Loan Party, the Parent or the Borrower, as the case may be, must be the surviving entity;
     (b) any Person may merge with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is not the surviving entity; provided that (i) the Person formed by or surviving any such merger or consolidation shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or, in the case of a merger or consolidation involving the Parent, the laws of the jurisdiction in which the Parent is organized (such Person being herein referred to as the “Successor Entity”), (ii) the Successor Entity shall expressly assume all the obligations of the Parent, the Borrower or the applicable Loan Party, as the case may be, under the Loan Documents to which the Parent, the Borrower or such Loan Party, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger or consolidation involves the Borrower, then each Guarantor, unless it is the other party to such merger or consolidation, shall have (by a supplement to the Guaranty Agreement) confirmed that its Guarantee shall apply to all of the Successor Entity’s obligations under this Agreement, (iv) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the applicable Loan

Documents are legal, valid, binding and enforceable obligations of the Successor Entity and (v) this clause (b) shall not be construed to permit the Borrower to merge with or into the Parent.
In the case of any such merger of the Parent or the Borrower in accordance with clause (b) above, the Successor Entity shall be deemed to be the Parent or the Borrower, as applicable, for all purposes of the Loan Documents. Notwithstanding anything to the contrary herein, the Parent will not engage, and will not permit the Borrower to engage, in any transaction that would reduce the percentage of Equity Interests owned by the Parent in the Borrower, except for (x) sales, transfers and other disposals of such Equity Interests to directors, officers or employees of the Borrower pursuant to any employee stock ownership plan or similar plan for the benefit of directors, officers or employees of the Borrower and (y) the issuance of such Equity Interests as consideration for any acquisition from a third party; provided that following any such issuance of Equity Interests to a third party, no Change in Control shall have occurred and the majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons nominated by the board of directors of the Borrower or the Parent or appointed by directors so nominated.
     7.05 Asset Sales. The Parent and the Borrower will not, and will not permit any other Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, except:
     (a) Dispositions in the ordinary course of business;
     (b) Dispositions to the Parent or a Subsidiary;
     (c) Dispositions pursuant to sale and leaseback transactions permitted by Section 7.06(a); and
     (d) Dispositions of assets that are not permitted by any other clause of this Section 7.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed in reliance upon this clause (d) shall not exceed $1,100,000,000 during any fiscal year and shall not exceed $2,750,000,000 during the period from and including June 30, 2008 to but excluding the Maturity Date; provided further that in the event, and on each occasion, that any Material Acquisition is consummated after the Closing Date, each of the two amounts set forth in the immediately preceding proviso shall be increased by an amount equal to 25% of the value of the assets acquired pursuant to such Material Acquisition (valued based upon the amount at which such assets would be reflected on a balance sheet of the Parent and its Subsidiaries prepared on a consolidated basis in accordance with GAAP after giving effect to such Material Acquisition);
provided that all Dispositions permitted hereby (other than those permitted by clause (a) or (b) above) shall be made for full fair value and on an arm’s length basis, as reasonably determined in good faith by the Parent or the Borrower, taking into account all relevant considerations. Any merger or consolidation of a Subsidiary with or into any other Person that results in such Subsidiary ceasing to be a Subsidiary or the Parent owning a reduced percentage of the Equity Interests in such Subsidiary shall, in each case, be treated as a Disposition of such Subsidiary (or the relevant portion thereof) for purposes of this Section 7.05.

     7.06 Sale and Leaseback Transactions. The Parent and the Borrower will not, and will not permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except:
     (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset;
     (b) any such sale of the property listed on Schedule 7.06;
     (c) any other such sale if, after giving effect thereto, the Attributable Debt in respect of the applicable sale and leaseback transaction is within the limits set forth in Section 7.02(h) (after giving effect to all such sale and leaseback transactions and applicable Liens).
     7.07 Restricted Payments. The Parent and the Borrower will not, and will not permit any other Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Parent or another Subsidiary, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) the Parent may declare or pay ordinary (as opposed to special) cash dividends to its stockholders in the ordinary course of business;
     (e) the Parent may repurchase Equity Interests of the Parent (and Subsidiaries of the Parent may make Restricted Payments, directly or indirectly, up to the Parent for such purpose) consummated on or after the Closing Date, but prior to the date that is eighteen (18) months after the Closing Date, so long as (i) the aggregate amount of such repurchases does not exceed an amount equivalent to the number of shares issued to shareholders of the Acquired Company as consideration for the Merger, (ii) all such Equity Interests repurchased by the Parent are retired and not held as treasury stock, and (iii) before and after giving pro forma effect thereto (including to any Indebtedness incurred in connection therewith), both (A) the Consolidated Leverage Ratio is not greater than an amount 0.25 to 1.00 lower than the covenant level then in effect pursuant to Section 7.08(b), and (B) the aggregate amount of undrawn availability under the revolving credit facilities of the Five-Year Credit Facilities is at least $100,000,000 (such permitted purchases, the “Permitted Parent Equity Repurchases”);
     (f) the Parent and its Subsidiaries may make other Restricted Payments that are not otherwise permitted in any other clause of this Section 7.07 in an aggregate amount in any fiscal year of the Parent not to exceed the sum of (i) $50,000,000 plus (ii) up to $25,000,000 of the amount available pursuant to clause (i) above for the preceding fiscal year, but unused in such fiscal year (the amounts in clause (i) above being deemed to be utilized first in any fiscal year prior to the utilization of any carryover amount provided in this clause (ii)); and
     (g) the Parent and its Subsidiaries may make other Restricted Payments that are not otherwise permitted in any other clause of this Section 7.07 in an unlimited amount so long as, both before and after giving effect to any such Restricted Payment (and any Indebtedness incurred or repaid in connection therewith), the pro forma Consolidated Leverage Ratio is no greater than 2.50 to 1.00.
     7.08 Financial Covenants.
     (a) Consolidated Fixed Charge Coverage Ratio. The Parent and the Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent set forth below to be less than 2.50 to 1.00.
     (b) Consolidated Leverage Ratio. The Parent and the Borrower will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent set forth below to be greater than 3.75 to 1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Either (i) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in subclause (i) of this clause (a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or
     (b) Specific Covenants. The Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of the Parent or the Borrower) or 6.08 or in Article VII; or
     (c) Other Defaults. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (b) of this Article), and, if such failure is capable of remedy, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Term Lender); or

     (d) Representations and Warranties. any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, with respect to any representation or warranty modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or
     (e) Cross-Default. Either (i) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Material Swap Obligations, when and as the same shall become due and payable, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
     (f) Involuntary Insolvency Proceedings, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (g) Voluntary Insolvency Proceedings, Etc. The Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
     (h) Inability to Pay Debts. The Parent or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
     (i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not covered by insurance provided by a carrier that is not disputing coverage) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged, in each case for a period of 60 consecutive days during which period execution shall not be effectively stayed, or any formal legal process has been commenced by a judgment creditor to attach or levy upon any material assets of the Parent or any Subsidiary to enforce any such judgment; or
     (j) ERISA. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
     (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary (including any Loan Party) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (l) Change in Control. There occurs any Change in Control.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Term Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and the Borrower; and
     (c) exercise on behalf of itself and the Term Lenders all rights and remedies available to it and the Term Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Term Lender to make Term Loans shall automatically terminate, and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Term Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Term Lenders (including fees, charges and disbursements of counsel to the respective Term Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among the Term Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Term Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Term Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Term Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Term Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Term Lender as any other Term Lender and may exercise the same as though it were not the Administrative Agent and the term “Term Lender” or “Term Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Term Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Term Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Term Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Term Lender, the Administrative Agent may presume that such condition is satisfactory to such Term Lender unless the Administrative Agent shall have received notice to the contrary from such Term Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Term Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Term Lenders, appoint, in consultation with the Borrower, a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Term Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Term Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Term Lenders. Each Term Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Term Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Term Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Term Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger, the Book Managers, the Syndication Agents or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Term Lender hereunder or, with respect to the Book Managers, as expressly provided herein.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Term Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Term Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Term Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Term Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Term Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Term Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Term Lender to authorize the Administrative Agent to vote in respect of the claim of any Term Lender in any such proceeding.
     9.10 Guaranty Matters. The Term Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01 (other than Section 4.01(i)(i) or (j), which may be waived solely by the Person to whom any such amounts are due) without the written consent of each Term Lender;
     (b) extend or increase the Term Loan Commitment of any Term Lender (or reinstate any Term Loan Commitment terminated as a result of funding the Term Loans on the Closing Date or pursuant to Section 8.02) without the written consent of such Term Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayments) of principal, interest, fees or other amounts due to the Term Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Term Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Term Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

     (e) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Term Lender;
     (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Term Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Term Lender; or
     (g) release all or substantially all of the value of the Guaranty Agreement without the written consent of each Term Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Term Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Term Lender may not be increased or extended without the consent of such Term Lender.
     If any Term Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Term Lender or such Term Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Term Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
     10.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or (subject to subsection (b) below) email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Parent, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Term Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Term Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Term Lender pursuant to Article II, if such Term Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT AND BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT AND BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE PARENT AND BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Term Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Parent and Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Term Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Parent, the Borrower and the Administrative Agent may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Term Lender may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Term Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Term Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent and Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or the Borrower or their respective securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent and Term Lenders. The Administrative Agent and the Term Lenders shall be entitled to rely and act upon any notices (including telephonic Term Loan Notices) purportedly given by or on behalf of the Parent or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and the Borrower shall each indemnify the Administrative Agent, each Term Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Term Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Term Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Term Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Term Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Term Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Term Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Term Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.
     (b) Indemnification by the Borrower. Each of the Parent and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Term Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (including the fees, charges and disbursements of any counsel for any Indemnitee) (excluding Taxes which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Term Lenders. To the extent that the Parent and the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Term Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Term Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Term Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Parent, the Borrower, the Administrative Agent nor any Term Lender shall assert, and each of them hereby waives, any claim against any Person party to this Agreement or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Term Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Term Lender, or the Administrative Agent or any Term Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Term Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Term Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Term Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither (x) the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Term Lender; provided that a merger or consolidation that complies with Section 7.04 shall not be construed as an assignment or transfer for purposes of this clause (x) and (y) no Term Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Term Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Term Lenders. Any Term Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Term Lender’s Term Loans at the time owing to it under the Term Loan Facility, or in the case of an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund, no minimum amount need be assigned; and

     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate principal outstanding balance of the Term Loans of the assigning Term Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower will be deemed to have consented to such assignment if its response is not received by the Administrative Agent within five days of its receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Term Lender, an Affiliate of a Term Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Term Lender, an Affiliate of a Term Lender or an Approved Fund.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Term Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Term Lender under this Agreement, and the assigning Term Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Term Lender’s rights and obligations under this Agreement, such Term Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Term Loan Note to the assignee Term Lender. Any assignment or transfer by a Term Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Term Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Term Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Term Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent, the Borrower, the Administrative Agent and the Term Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent, the Borrower and any Term Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Term Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Term Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (i) such Term Lender’s obligations under this Agreement shall remain unchanged, (ii) such Term Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent and the Term Lenders shall continue to deal solely and directly with such Term Lender in connection with such Term Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Term Lender sells such a participation shall provide that such Term Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Term Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Term Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Term Lender; provided such Participant agrees to be subject to Section 2.10 as though it were a Term Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Term Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Term Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Term Lender.
     (f) Certain Pledges. Any Term Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Loan Note(s), if any) to secure obligations of such Term Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Term Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Term Lender as a party hereto.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Term Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Term Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the Parent.
     For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Term Lender on a nonconfidential basis prior to disclosure by the Parent, the

Borrower or any Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Term Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Term Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Term Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Term Lender, irrespective of whether or not such Term Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Term Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Term Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Term Lender or their respective Affiliates may have. Each Term Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Term Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Term Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Term Lender, regardless of any investigation made by the Administrative Agent or any Term Lender or on their behalf and notwithstanding that the Administrative Agent or any Term Lender may have had notice or knowledge of any Default at the time of the Term Loan Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Term Lenders. If any Term Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Term Lender or any Governmental Authority for the account of any Term Lender pursuant to Section 3.01, or if any Term Lender is a Defaulting Lender, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrower the right to replace a Term Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Term Lender and the Administrative Agent, require such Term Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Term Lender, if a Term Lender accepts such assignment); provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Term Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Term Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Term Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY OF THE PARTIES HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Book Managers are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Book Managers, on the other hand, (B) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Book Managers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Parent or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Book Manager has any obligation to the Borrower, the Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Book Managers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent and their respective Affiliates, and neither the Administrative Agent nor any Book Manager has any obligation to disclose any of such interests to the Borrower, the Parent or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against the Administrative Agent and the Book Managers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act. Each Term Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Term Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Parent, which information includes the name and address of the Borrower and of the Parent, and other information that will allow such Term Lender or the Administrative Agent, as applicable, to identify the Borrower or the Parent, as applicable, in accordance with the USA Patriot Act. Each of the Borrower and the Parent shall, promptly following a request by the Administrative Agent or any Term Lender, provide all documentation and other information that the Administrative Agent or such Term Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
[Signature pages follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WILLIS NORTH AMERICA INC., as Borrower

By:	/s/ Donald J. Bailey

Name:	Donald J. Bailey
Title:	Chief Executive Officer

WILLIS GROUP HOLDINGS LIMITED, as Parent

By:	/s/ Patrick C. Regan

Name:	Patrick C. Regan
Title:	Chief Financial Officer
364-Day Credit Agreement
Willis North America Inc.
Signature Pages

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Aamir Saleem

Name:	Aamir Saleem
Title:	Vice President
364-Day Credit Agreement
Willis North America Inc.
Signature Pages

BANK OF AMERICA, N.A., as a Lender and the Swing Line Lender

By:	/s/ Kipling Davis

Name:	Kipling Davis
Title:	Senior Vice President
364-Day Credit Agreement
Willis North America Inc.
Signature Pages

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Erin O’Rourke

Name:	Erin O’Rourke
Title:	Executive Director
364-Day Credit Agreement
Willis North America Inc.
Signature Pages

SUNTRUST BANK, as a Lender

By:	/s/ Robert Maddox

Name:	Robert Maddox

Title:	Director

364-Day Credit Agreement
Willis North America Inc.
Signature Pages

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Jonathan Shaw

Name:	Jonathan Shaw
Title:	Director

364-Day Credit Agreement
Willis North America Inc.
Signature Pages